Exhibit 10.1

270 Brannan Street

San Francisco, CA 94107

November 13, 2021

Graham Smith

c/o Splunk Inc.

270 Brannan Street

San Francisco, CA

Dear Graham:

We are pleased that you have agreed to serve as the interim Chief Executive Officer of Splunk Inc. (“Splunk” or the “Company”), beginning November 13, 2021 and reporting to the Company’s board of directors (the “Board”). We anticipate that you will be in this role for less than one year as the Company searches for a non-interim Chief Executive Officer, and understand that you do not intend to pursue the non-interim Chief Executive Officer position. The terms set forth in this letter (the “Offer”) will govern your employment as interim Chief Executive Officer (the duration of your at-will employment as interim Chief Executive Officer, the “Term”).

1.            Compensation.

For this role, during the Term, you will be paid an annual base salary rate of $12,000,000, less applicable deductions and withholdings, payable on the Company’s standard payroll schedule. You will not receive any other compensation during the Term for this role, except as provided in the next sentence. During the Term, you will be eligible for the standard employee benefits applicable to full-time Company employees in the U.S., subject to the terms and conditions for such plans.

The compensation for this role was structured to be simple and to be less than the median CEO total direct compensation for the Company’s compensation peers (as determined by the independent consultant to the Compensation Committee of the Board).

Your current outstanding Splunk equity awards will continue to vest on their terms (based on your service as a member of the Board). You will not receive any other compensation as a director of the Company’s board during the Term, although any cash compensation you would be due for service as an non-employee board member already performed but that has not yet been paid will be paid to you promptly.

When the Term is complete and you return to your non-employee director role, your cash compensation as a director will begin again and, if that return occurs after the date of our next annual meeting, we expect that the Board will consider granting you a restricted stock unit award in an amount equal to an Annual Award (as defined under the Company’s Outside Director Compensation Statement, as amended from time to time) pro-rated for service as a member of the Board until the next annual meeting of stockholders and that such equity award will vest as though it was an Annual Award under the terms of the Outside Director Compensation Statement, as amended from time to time.

270 Brannan Street

San Francisco, CA 94107

2.            Confidentiality. As a condition of employment, you are required to sign and comply with the terms of the Company’s “Employee Invention Assignment and Confidentiality Agreement,” which is attached to this offer of employment.

3.            General Employment Matters.

(a)            At-Will Employment. During the Term, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any lawful reason or no reason, at any time, with or without prior notice and with or without.

(b)          Authorization to Work. As required by law, this offer of employment is contingent upon your providing legal proof of your identity and authorization to work in the United States within three (3) business days of starting your employment.

(c)          Policies. You acknowledge that you have read and will comply with all Company policies, guidelines and processes in effect throughout your employment with the Company (including those attached to this Offer). You acknowledge that the Company may implement, modify or revoke Company policies, guidelines and processes from time to time, and you agree to read and comply with each then-current policy, guideline and/or process.

(d)          Arbitration. You agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your employment with the Company, shall be subject to arbitration in accordance with the provisions of the Arbitration Agreement attached hereto.

(e)          COVID-19 Vaccine. In accordance with mandates outlined in President Biden’s Path out of the Pandemic: COVID-19 Action Plan, the Offer is contingent upon your ability to provide proof of full vaccination as soon as practicable. Splunk provides reasonable medical or religious accommodations for eligible employees.

4.            Complete Agreement; Severability. You understand and agree that this offer of employment, along with the Employee Invention Assignment and Confidentiality Agreement, the Arbitration Agreement, and any other agreements referenced herein, form the complete and exclusive statement of your employment with the Company. This offer of employment can only be modified by a written agreement signed by you and the Board’s Lead Independent Director. If any provision of this Agreement is held to be invalid or unenforceable, such term shall be excluded to the extent of such invalidity or unenforceability; all other terms shall remain in full force and effect and the invalid or unenforceable term shall be deemed replaced by a valid and enforceable term that comes closest to expressing the intention of such invalid or unenforceable term.

Please feel free to contact me if you have any questions.

270 Brannan Street

San Francisco, CA 94107

Best,

/s/Steve Newberry

Steve Newberry

Lead Independent Director

Splunk Inc.

Enclosures:

-	Employee Invention Assignment and Confidentiality Agreement

-	Arbitration Agreement

-	Code of Business Conduct and Ethics

-	Insider Trading Policy

-	Anticorruption Compliance Policy and Guidelines

-	U.S. Export Controls Compliance Policy Statement

Acceptance and Agreement

I have read, understand, agree to and shall comply with each of the terms and conditions as set forth above.

I further acknowledge that no promises or commitments have been made to me except as specifically set forth herein.

/s/ Graham Smith

Signature of Graham Smith	Date: November 13, 2021